Exhibit 23.1

Onestop Assurance PAC Co. Registration No.: 201823302D 10 Anson Road #21-14 International Plaza Singapore, 079903 Email: audit@onestop-audit.com Website: www.onestop-audit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on the Form S-1 under the Securities Act of 1933 of our report dated June 27, 2025, with respect to the consolidated balance sheets of Papa Medical Inc. and its subsidiaries (collectively referred to as the Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statements.

/s/ OneStop Assurance PAC

Singapore

November 26, 2025